                                                                 EXHIBIT 10.14

                              SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT (this "AGREEMENT"), is made this 20th day of September, 1995, by and between ENCORE(R) ORTHOPEDICS, INC., a Texas corporation, with its principal office located at 8920 Business Park Drive, Suite 380, Austin, Texas 78759, (the "COMPANY"), and AUGUST FASKE, an individual resident at 10103 Grand Oak, Austin, Texas 78750 (the "EMPLOYEE" or the "EXECUTIVE").

                                   WITNESSETH

         WHEREAS, the Employee is employed by the Company as its Vice President
- Finance, Chief Financial Officer pursuant to an employment agreement dated August 26, 1994 (such employment agreement as it may be amended or supplemented from time to time and any successor agreement being referred to as the "EMPLOYMENT AGREEMENT"); and

         WHEREAS, the Board of Directors of the Company (the "BOARD") has approved the Chief Executive Officer of the Company entering into severance agreements with key executives of the Company; and

         WHEREAS, the Employee is a key executive of the Company and has been selected by the Chief Executive Officer of the Company to be offered a severance agreement; and

         WHEREAS, the Board believes that if the Company should receive or learn of any proposal from a third person concerning a possible business combination with the Company, or an acquisition of equity securities or a substantial portion of the assets of the Company, it is important that the Company should be able to rely upon the Executive to continue in his position and that the Board and the Chief Executive Officer should be able to receive and rely upon his advice as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by any personal uncertainties and risks created by such a proposal; and

         WHEREAS, should the Company receive any such proposals, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such proposal, to advise management and the Board whether such proposals would be in the best interests of the Company and its shareholders, and to take such other actions as the Board may determine to be appropriate; and

         WHEREAS, the Company wishes to be assured that it will have the continued dedication of the Executive and the availability of his advice and counsel despite the possibility, threat or occurrence of a bid to take over control of the Company; and

         WHEREAS, the Company wishes to induce the Executive to remain in the employment of the Company under such circumstances; and

         WHEREAS, the Executive is willing to give the Company such assurances and to enter into the other covenants contained in this Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.      DEFINITIONS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

                 (a) "CAUSE" shall have the same meaning as "discharge for cause" as defined in Section 1.5.2 of the Employment Agreement as well as include the repeated violation by the Executive of his obligations under this Agreement which are demonstrably willful and deliberate on the part of the Executive and which are not redeemed in a reasonable period of time after receipt of written notice from the Company.

                 (b) "CHANGE IN CONTROL" means any of the following events:

                          (i) the acquisition by any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of shares of capital stock or other voting securities of the Company that have thirty-three and one third percent (33 1/3%) or more of either (A) the then outstanding shares of the Company's common stock or (B) the combined voting power of the Company's then outstanding voting securities that are entitled to vote generally for the election of the Board;

                          (ii) the sale or other disposition by the Company to an unrelated third party of all or substantially all of the Company's assets;

                          (iii) the consummation of a reorganization, merger, or consolidation involving the Company if as a result of such transaction persons who were shareholders of the Company immediately before the reorganization, merger or consolidation do not immediately thereafter own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the reorganized, merged or consolidated Company that are entitled to vote generally for the election of the board of such entity; or

                          (iv) the failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board.

                 (c) "DISABILITY" means the total and permanent inability of the Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under the Employment Agreement for a substantially continuous period of one hundred eighty (180) days, as determined by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (which agreement as to acceptability will not be unreasonably withheld).

                 (d)      "GOOD REASON" means any of the following:

                          (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities contemplated by the Employment Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof from the Executive;

                          (ii) the reduction in the overall level of the Executive's compensation or benefits;

                          (iii) the Company's requiring the Executive to be based at any office or location other than the Company's executive offices in the Austin, Texas SMSA, except for travel reasonably required in the performance of the Executive's responsibilities;

                          (iv) any significant increase in the travel requirements of the Executive's position; for the purposes of this clause (iv) a "significant" increase would include any circumstances under which the Executive is or will be required, during any six-month period, to spend more than twice the number of nights away from home as were necessary during the previous six-month period; or

                          (v) an inability on the part of the Executive to carry out the duties of his position in good faith as a result of a major disagreement between the Executive and other executives of the Company who have been appointed after a Change of Control concerning strategic or policy issues affecting the Company or its business as a whole.

                 (e) "INCUMBENT BOARD" means those individuals who are members of the Board on the date of this Agreement and any person who subsequently becomes a member of the Board and whose election, or whose nomination for election by the Company shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

         2.      TERMINATION PAYMENTS.

                 (a) Termination of employment. If any Change of Control of the Company occurs after the date of this Agreement and subsequently, on or before the third





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         anniversary of such Change of Control, the Executive's employment by the Company or its successor in interest is terminated

                          (i) by the Company or its successor in interest for any reason other than (A) for Cause, or (B) because of the Executive's death or Disability, or

                          (ii)    by the Executive for Good Reason,

         (a "TERMINATION EVENT") then the Executive will be entitled to receive, and the Company will pay or provide, the benefits set forth in subsection (b) below.

                 (b) Severance benefits. Upon the occurrence of a Termination Event described in subsection (a) above then, in addition to the performance of its obligations under the Employment Agreement but in the case of amounts payable under clauses (i) and (ii) without duplication of any similar payments then due and payable under the Employment Agreement:

                          (i) The Company will pay to the Executive within thirty (30) days after the Termination Event an amount equal to the sum of:

                                  (A)      his highest full base annual salary
                                           in effect within one (1) year of the
                                           Termination Event, plus

                                  (B)      the amount of any bonus, payable in
                                           cash only notwithstanding the terms
                                           of any bonus plan, with respect to
                                           any year that has then ended which
                                           was or would have accrued to the
                                           Executive under any bonus plan then
                                           in effect but which has not yet been
                                           paid to him, plus

                                  (C)      an amount, payable in cash only
                                           notwithstanding the terms of any
                                           bonus plan, equal to the product of
                                           (aa) the average of the bonus paid
                                           or payable to the Executive for the
                                           two preceding years (whether same
                                           was paid in cash or its equivalent
                                           value) multiplied by (bb) a fraction
                                           of which the numerator is the number
                                           of weeks that have elapsed in the
                                           then current year through the date
                                           of termination and the denominator
                                           is 52, plus

                                  (D)      an amount equal to the product of
                                           (aa) the number of unused vacation
                                           days accrued by the Executive
                                           through the date of termination
                                           multiplied by (bb) a fraction the
                                           numerator of which is the
                                           Executive's highest base salary in
                                           effect within one (1) year of the
                                           Termination Event and the
                                           denominator of which is 250;





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                          (ii)    The Company will contribute in cash to any
                 retirement or saving plan in which the Executive is participating, within thirty (30) days after the date of termination, the maximum amount which the Company is permitted to contribute based on the payments made pursuant to paragraph
                 (i) above and, at the Executive's election, will buy back the stock held by the Executive in any such plan at its then fair market value, depositing said value in cash into said plan;

                          (iii) The Company will pay in cash to the Executive within thirty (30) days after the date of termination a severance payment in an amount equal to the sum of

                                  (A)      three hundred percent (300%) of his
                                           full base annual salary at the
                                           highest rate in effect within one
                                           (1) year of the Termination Event,
                                           plus

                                  (B)      three hundred percent (300%) of the
                                           average bonus paid or payable to him
                                           for the two (2) preceding years
                                           (whether same was paid in cash or
                                           its equivalent value);

                 provided that if the amount payable by the Company to the Executive under this clause (iii), without regard to any other payments or benefits payable to the Executive under this Agreement or the Employment Agreement, would constitute an "excess parachute payment" for the purposes of Sections 280G and 4999 of the Internal Revenue Code then the amount payable by the Company under this Section 2b as a severance benefit will be "grossed up" by the amount necessary in order to reimburse Executive for any taxes due as a result of such an "excess parachute payment" as per section 6 hereof.

                          (iv) The Company will amend or revise all stock option plans and restricted stock awards to which the Executive is a party, or grant appropriate waivers of any restrictions contained in such plans and awards, so as to remove all restrictions upon the exercise by the Executive of such options or upon the ability of the Executive to sell any shares of stock that are subject to any such options or awards. As part of such amendments or revisions, the Company will accelerate the vesting period for Executive to an immediate one hundred (100%) and shall allow the Executive the option to exercise his options or stock awards either within ninety (90) days of his effective termination date and such option remain as an incentive stock option or before the termination of the original option or stock award period and have such options be converted automatically into non-qualified stock options for purposes of the Internal Revenue Code.

                          (v) The Company will prepay in full if at all possible, and if not possible, ensure to the satisfaction of Executive maintenance in full force and effect for the benefit of the Executive and his spouse and dependents (if covered prior to the date of termination) in each case for a period from the date of termination until





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
                 the later of the death of the Executive or his spouse, during their period of their eligibility, all employee life, health, accident, disability, medical and other employee welfare benefits plans provided by the Company in which the Executive or his spouse or his dependents are participating at the time of the Executive's termination under the same terms and conditions as then in effect; provided, that if the Executive's or his spouse's or his dependents continued participation is not permitted under the general terms of such plans, the Company shall arrange to provide substantially similar benefits;

                          (vi) The Company will maintain for the benefit of the Executive such policy of liability insurance, providing protection to him as an officer, director, agent or employee of the Company or its subsidiaries, as may from time to time be purchased by the Company for officers and directors generally as authorized by or in furtherance of the indemnification provisions contained in the Company's bylaws. Neither the insurance nor the Executive's right to indemnification thereunder may be canceled by the Company without his permission for a period of five years following the date of termination under this Agreement; provided, however, that the Company may obtain a substitute insurance policy as long as the rights of indemnity to the Executive are at least equivalent to the most favorable rights provided under the policy in effect immediately prior to the date of termination.

                 (b) The Executive shall have no duty to mitigate, whether by seeking other employment or otherwise, any loss or damage suffered by him as a result of any failure by the Company to make any payment, or provide any benefit, to him under this Section 2.

3.       AGREEMENTS OF EXECUTIVE.

         The Executive covenants and agrees as follows:

                 (a) Provision of services when Change of Control is threatened. If any person begins a tender or exchange offer for voting securities of the Company, or circulates a proxy to shareholders of the Company or takes any other action for the purposes of effecting a Change of Control of the Company, then notwithstanding the terms of the Employment Agreement or any other agreement between the Executive and the Company the Executive will not voluntarily leave the employment of the Company and will render the services contemplated in the recitals to this Agreement until either (i) such person has abandoned or terminated his efforts to effect a Change of Control or (ii) three months have elapsed since the date on which a Change of Control has occurred.

                 (b) Noncompetition. Without limiting the terms of any similar provision in the Employment Agreement or any other agreement between the Executive and the Company, if the Executive's employment with the Company is terminated under any circumstances that entitle the Executive to receive the payments and other benefits provided in
         Section 2, then for a period of one year (or six (6) months should Executive make the election in the





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
         last sentence of Section 2.1 of the Employment Agreement) from the Termination Event the Executive will not:

                          (i) have any interest in, whether as proprietor, officer, director or otherwise (but excluding an interest by way of employment only),

                          (ii) act as an agent, broker or distributor for, or as an adviser or consultant to,

                          (iii) be employed in any senior managerial or executive position by any corporation, partnership, limited liability company or other business organization in which he has responsibility for, any business (regardless of the form in which such business is conducted) which is engaged, or which he reasonably expects to become engaged, in the business of designing, manufacturing, distributing or selling artificial joints and limbs and other orthopedic implant devices in the United States; provided that the ownership by the Executive of not more than two percent (2%) of the shares of any publicly traded corporation or twenty percent (20%) of a privately held company shall not constitute a violation of this subsection (b).

                 (c) Publications by Executive. Without limiting the terms of any similar provision in the Employment Agreement or any other agreement between the Executive and the Company, if the Executive's employment with the Company is terminated under any circumstances that entitle the Executive to receive the payments and other benefits provided in Section 2, then

                          (i) the Executive will refrain from making any disparaging comments about the Company or any of its affiliates, and

                          (ii) for a period of one (1) year from the Termination Event the Executive will not without the prior written permission of the Company write or publish, or assist in the writing or publication of, any books, articles or other materials that would adversely affect the interests of the Company or its affiliates.

                 (d) Remedies. The Executive acknowledges that any violation of this Section may cause irreparable harm to the Company, and that damages are not an adequate remedy, and the Executive therefore agrees that the Company shall be entitled to an injunction by any appropriate court in the appropriate jurisdiction, enjoining, prohibiting and restraining the Executive from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of this Agreement.

                 (e) Independent. The covenants set forth in the foregoing subsections (a), (b), (c), and (d) shall be deemed and shall be construed as separate and independent covenants, and should any part or provision of such covenants be held invalid, void or unenforceable





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
         by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void, or unenforceable. This Agreement shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

4.       NOTICE OF TERMINATION.

         Any termination of the Executive's employment by the Company or its successor in interest or by the Executive shall be communicated by a written notice of termination to the other party, and shall specify the provision of this Agreement relied upon and shall set forth in reasonable detail the circumstances claimed to provide a basis for termination. The date of termination shall be the date on which the notice of termination is delivered if by the Executive or thirty (30) days after the date of the notice of termination if given by the Company. All applicable benefits to Executive hereunder shall be triggered if said notice of termination is given within the three (3)-year period specified in Section 2(a) hereof.

5.       LITIGATION EXPENSES.

         The Company shall pay reasonable legal fees and expenses incurred by the Executive as a result of his seeking to obtain or enforce any right or benefit provided by this Agreement, promptly and from time to time, at his request as such fees and expenses are incurred.

6.       EXCESS PARACHUTE PAYMENTS.

                 (a) If any federal excise tax is imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (an "EXCISE TAX") on the Executive with respect to any payments or benefits provided under Section 2, the Company hereby agrees, subject to the exceptions and limitations set forth below, to pay the Executive such additional amount (the "ADDITIONAL AMOUNT") as is necessary to cause the Executive to realize the same net amount after the imposition of all federal income tax, estate tax and Excise Tax imposed on payments and benefits under Section 2 (and on such Additional Amount payable under this Section 6) that he would have realized had such federal income tax, estate tax, and Excise Tax not been imposed upon him with respect to such payments and benefits under Section 2 and this Section 6; provided, however, that no such Additional Amount shall be due with respect to

                          (i) any penalties, interest, or similar charges, if any, assessed with respect to or arising out of any income tax, estate tax, or Excise Tax due unless the Company delays the payment contemplated herein to the Executive or

                          (ii) any income tax or estate tax which would be owing by the Executive in the absence of the imposition of the Excise Tax.

                 (b) The Company shall have the right to contest, but the Executive shall have no duty to contest, the assessment of any such taxes, but in any event, the Executive





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
         agrees to cooperate in any contest the Company chooses to make provided the Company shall pay the costs of any such contest.

7.       ASSIGNMENT; SUCCESSORS IN INTEREST.

                 (a) General. Except with the prior written consent of the Executive,

                          (i)     no assignment by operation of law or
                 otherwise by the Company of any of its rights and obligations under this Agreement may be made other than to an entity in common control with or a successor to all or a substantial portion of the business of the Company (but then only if such entity assumes by operation of law or by specific assumption executed by the transferee and delivered to the Executive all obligations and liabilities of the Company under this Agreement);

                          (ii) no transfer by operation of law or otherwise by the Company of all or a substantial part of its business or assets shall be made unless the obligations and liabilities of the Company under this Agreement are assumed in connection with such transfer either by operation of law or by specific assumption executed by the transferee and delivered to the Executive; and

                          (iii) in any such event the Company shall remain liable for the performance of all of its obligations under this Agreement (which liability shall be a primary obligation for full and prompt performance rather than a secondary guarantee of collectibility of damages).

         Except for any transfer or assignment of rights under this Agreement, in whole or in part, upon the death of the Executive to his heirs, devisees, legatees or beneficiaries or except with the prior written consent of the Company, no assignment or transfer by operation of law or otherwise may be made by the Executive of any of his rights under this Agreement.

                 (b) Binding Nature. This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees, beneficiaries and successors and assigns; shall inure to the benefit of the parties to this Agreement and their respective permitted legal representatives, heirs, devisees, legatees, beneficiaries and other permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever); and any reference to a party to this Agreement shall also be a reference to a permitted successor or assign.

8.       MISCELLANEOUS.

                 (a) This Agreement may not be varied, altered, or changed except by instrument in writing executed by the parties hereto. The failure of any party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether





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
         by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

                 (b) Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid but if any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality or enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be impaired.

                 (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas (without giving effect to any choice of law provisions) and enforceable in a court of competent jurisdiction in Travis County, Texas.

                 (d) This Agreement and any benefits accruing to Executive hereunder shall be supplemental and additional to any and all benefits accruing to Executive pursuant to the Employment Agreement and any and all Stock Option or Stock Award Plans applicable to Executive.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the date and year first written above.

                                           COMPANY

                                           ENCORE ORTHOPEDICS, INC.


                                           By:  /s/ NICK CINDRICH
                                                ----------------------------
                                                Nick Cindrich, Chief Executive
                                                Officer


                                           EXECUTIVE



                                           /s/ AUGUST FASKE
                                           ----------------------------
                                           AUGUST FASKE

                        AMENDMENT TO SEVERANCE AGREEMENT


         THIS AMENDMENT TO SEVERANCE AGREEMENT (this "Amendment") is made this 18th day of March, 1997, by and between ENCORE ORTHOPEDICS, INC., a Texas corporation, with its principal office located at 9800 Metric Blvd., Austin, Texas 78758 (the "Company") and AUGUST FASKE, an individual resident at 10103 Grand Oak Dr., Austin, Texas 78750 (the "Employee").

         WHEREAS, the Employee and the Company entered into a Severance Agreement dated September 20, 1995 (the "Agreement") which provided, inter alia, for certain payments to be made in the event that certain events occurred with respect to the Employee's employment relationship with the Company;

         WHEREAS, the Employee and the Company desire that there be certain changes made with respect to the Agreement as a result of the Company's pending merger with Healthcare Acquisition, Inc., a Texas corporation ("Acquisition"), a wholly owned subsidiary of Healthcare Acquisition Corp., a Delaware corporation ("HCAC"); and

         WHEREAS, the Company and the Employee want to memorialize in this Amendment their agreements regarding such changes to the Agreement.

         NOW THEREFORE, in consideration of the premises and other mutual promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

         1. In the event that the Company completes its merger with Acquisition (the "Merger") then, and only then, shall the following changes be made in the Agreement, such changes to take effect on that date which is two
(2) years from the effective date of the Merger:

                 (a) the provisions of Section 2(b) (iii) shall be amended so that the language "three hundred percent (300%)" shall read "one hundred percent (100%)" in each place where such language appears in that Section;

                 (b) the provisions of Section 2(b) (v) shall be amended to provide that the insurance coverage to be provided to Employee, Employee's spouse and to Employee's dependents (if covered prior to the date of termination) under such provision shall be for coverage from a period from the date of the termination until five (5) years after the date of termination; and

                 (c) the provisions of Section 2(b) (vi) shall be amended to provide that the liability insurance to be provided under such provision shall be provided for the benefit of the Employee for a period of five (5) years from the date of the termination of the Employee's relationship with the Company.

         2. Except as specifically changed by the Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set its hand as of the date and year first written above.

                                          ENCORE:

                                          ENCORE ORTHOPEDICS, INC.


                                          By:  /s/ NICK CINDRICH
                                               ----------------------------
                                                   Nick Cindrich, CEO

                                          EMPLOYEE:

                                          /s/ AUGUST FASKE
                                          ---------------------------------
                                          AUGUST FASKE




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